Exhibit 10.9

PRIVATE & CONFIDENTIAL

Name

By Email

          , 2026

Dear Name,

Management Incentive Plan (“MIP”)

Capitalised terms used but not otherwise defined in this letter shall have the meanings given to them in the existing MIP Rules for Members (the “MIP Rules”).

We are writing to you in connection with your participation in the MIP. This letter, to be signed as a deed, constitutes a request for your consent, in your capacity as a Participant, to

i)	a proposed variation to the MIP Rules when determining the amount of your MIP payment (the “Proposed Variation”) and

ii)	commit to reinvest part of your MIP payment to buy Ordinary Shares when the company goes public (IPO). You’ll buy these shares at the set price through a special program (called a directed share program) run by one of the underwriters. This program is designed to help people purchase shares during the IPO.

Variation to the existing MIP Rules

Under the existing MIP Rules, cash proceeds arising in connection with an initial public offering (“IPO”) are calculated on the basis that all shareholders are deemed to have sold their entire shareholdings at a price per share equal to the average of the official closing prices published by the relevant exchange over the five trading days immediately following the IPO.

The Board has determined that the foregoing methodology is impracticable, as it may give rise to a material unquantified liability which could adversely impact investor demand in connection with the IPO. Accordingly, it is proposed that the calculation of cash proceeds be amended such that it is based on the IPO offering price per Ordinary Share (the “Variation”).

In consideration for your agreement to the Variation, the Board intends to grant to existing Participants a total of 5,000,000 options to purchase ordinary shares. Participants will be granted these options on a pro rata basis in accordance with their existing entitlements under the MIP.

On this basis, you shall be entitled to a grant of XXX,xxx options to purchase ordinary shares in the Company at the time of the IPO. Such options shall be subject to certain terms and conditions, to be notified to you in due course, including (without limitation):

i)	a vesting and lock-up period of not less than 180 days;
ii)	your agreement to be responsible for any applicable taxes arising on the exercise of such options and the subsequent sale of such shares.

All other terms and conditions of the MIP shall remain unchanged and continue in full force and effect in accordance with the existing MIP Rules.

Commitment to reinvest part of your MIP payout

In addition to the above, to help make the IPO more attractive to investors, I am asking you to reinvest                  % of your MIP payment (after tax) to buy shares through the directed share program (the “Reinvestment”).

This amount will be taken out of your payment, and in return, you’ll get the right to buy company shares through the directed share program. The number of shares you can buy will be based on how much you reinvest, divided by the share price, rounded down to a whole number. We can arrange for you to be taken through an example of how this will work.

Your agreement to the Proposed Variation and the Reinvestment shall be conditional on, and shall take effect only upon, Shareholder approval being obtained.

By signing this letter you also acknowledge and agree that the MIP will automatically terminate pursuant to the authority of the Board of Directors in connection with the IPO, provided, however, that you will continue to be entitled to receive your MIP payment.

Please note that it is the intension of the Board to put in place a new option scheme and details of this new incentive scheme will be shared with you in due course.

Please indicate your consent to the Variation and Reinvestment by signing and returning a copy of this letter.

Should you require any further information or clarification in relation to the above, please do not hesitate to contact us.

We truly believe Doncasters has a bright future ahead, built in no small part on the effort you’ve put in. We’re excited about what we can continue to achieve together as we grow the business. By choosing to invest in Doncasters, you’re showing your belief in where we’re headed—and we’re just as committed to you, which is why we’re pleased to offer you additional options.

This document is executed and delivered as a deed on the date written above.

Executed as a Deed by DPC Holdings Limited acting by two directors:

Signature	Signature
Michael Quinn	Nicolas Sanders

Consent

I, Name, irrevocably and unconditionally consent to the Variation to the MIP Rules in respect of the calculation of cash proceeds and commit to the Reinvestment, in consideration for the right to receive, subject to my continued employment through the IPO and Compensation Committee consent, XXX,xxx options to purchase ordinary shares in DPC Holdings Limited upon completion of the IPO.

Signed as a deed by
Name

Signature
In the presence of:

Witness Signature

Witness Name:

Witness Address:

Witness Occupation: